Exhibit 7.7

FIRST MODIFICATION OF CREDIT DOCUMENTS

(Relating to the Fourth Amended and Restated Credit Agreement dated as August 30, 2010)

Dated as of August 30, 2011

This FIRST MODIFICATION OF CREDIT DOCUMENTS (this “Agreement” or this “First Modification”) by and among INLAND REAL ESTATE INVESTMENT CORPORATION, a Delaware corporation having a place of business at 2901 Butterfield Road, Oak Brook, Illinois 60523, in its capacity as the borrower (in such capacity, the “Borrower”), INLAND PRIVATE CAPITAL CORPORATION, formerly known as Inland Real Estate Exchange Corporation, an Illinois corporation having a place of business at 2901 Butterfield Road, Oak Brook, Illinois 60523 (“Guarantor”), INLAND INVESTMENT STOCK HOLDING CORPORATION, a Nevada corporation having a place of business at 701 Green Valley Parkway, Henderson, Nevada 89074 (“Inland ISHC”), PARTNERSHIP OWNERSHIP CORPORATION, an Illinois corporation having a place of business at 2901 Butterfield Road, Oak Brook, Illinois 60523 (“POC”; Borrower, Inland ISHC, IFC and POC are collectively referred to herein as “Pledgor” in their capacity under that certain Fifth Amended and Restated Ownership Interests Pledge and Security Agreement dated August 30, 2010 and related to the Credit Agreement referenced below (as the same may have been otherwise amended, restated, supplemented or otherwise modified prior to the date hereof, the “Pledge Agreement”)), BANK OF AMERICA, N.A. (as successor by merger to Fleet National Bank), a national banking association, in its capacity as administrative agent (the “Administrative Agent”) and as a Lender, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, successor by merger to, Banc of America Securities LLC, as sole lead arranger and sole book manager (in such capacity, the “Arranger’), and the institutions from time to time parties thereto as lenders (the “Lenders”) under that certain Fourth Amended and Restated Credit Agreement dated as of August 30, 2010 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”) and is an amendment to and modification of the terms, conditions and provisions of the Credit Agreement and the other Credit Documents referenced therein, as set forth below. Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Credit Agreement, as amended hereby.

WHEREAS, the Borrower has requested that the Administrative Agent and Lenders amend the Credit Documents in accordance with the terms hereof; and

WHEREAS, the Administrative Agent and Lenders have agreed, based on Borrower’s request, to amend the Credit Documents on the terms and conditions set forth herein;

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged by the parties hereto, the parties hereto agree as follows:

1.                                      Amendments to Credit Agreement. The Credit Agreement is hereby modified as follows:

(A)                              The text of Section 2.2(b) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“As used herein, the term “Maturity Date” shall mean August 30,2012.”

(B)                                Section 2.4(b) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“(b)                           Unused Loan Fee. Borrower shall, as of the first day of each calendar quarter during the Term and as of the Maturity Date (for the immediately preceding fiscal quarter or portion thereof) pay to Administrative Agent for the benefit of Lenders a fee (the “Unused Loan Fee”) in an amount (as calculated for each day elapsed during the applicable period) equal to (i) a quarterly percentage equivalent to 0.25% per annum (based on a year of 360 days), multiplied by (ii) the daily amount for each such day (calculated as (A) (1) for all dates during the term hereof prior to and including August 30, 2011, $25,000,000 and (2) for all dates following August 30, 2011, $35,000,000, less (B) the outstanding principal balance of the Loans as of the end of such day; provided, that such calculated amount shall not, for any day, be less than zero (0)). The Unused Loan Fee shall commence to accrue on the date hereof and shall be payable in arrears.”

(C)                                The following Section 7.3(d) is hereby added to the Credit Agreement immediately following Section 7.3(c) thereof:

“(d)                           Liquidity. Borrower shall, at all times, maintain unrestricted US-dollar denominated cash and Cash Equivalents in excess of $10,000,000.00. This covenant shall be tested quarterly at the end of each calendar quarter.”

(D)                              The definition of the term “Maximum Loan Amount” contained in Exhibit A of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“Maximum Loan Amount shall mean Forty Million Dollars ($40,000,000.00).”

In addition, all references contained in the Credit Agreement to the aggregate principal amount evidenced by the Note(s) or a committed or maximum loan amount as “Thirty Million and No/100 Dollars” and/or “$30,000,000.00” are hereby deleted and replaced with references to “Forty Million and No/l00 Dollars” and/or “$40,000,000.00” (as applicable).

(E)                                 The defined term “Cash Equivalents” is hereby added to Exhibit A of the Credit Agreement in its proper alphabetical order:

“Cash Equivalents means any of the following, to the extent owned by the Borrower free and clear of all Liens (other than Liens in favor of the Administrative Agent):

(a)                                  readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b)                                 time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 90 days from the date of acquisition thereof;

(c)                                  commercial paper in an aggregate amount of no more than $5,000,000 per issuer outstanding at any time issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(d)                                 Investments, classified in accordance with GAAP as current assets of the Borrower, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition; and

(e)                                  cash deposits of the Borrower held with Inland Bank and Trust, an Illinois state chartered bank.”

2.                                  Amendments to Note. The Note issued to Bank of America, N.A. and dated as of August 30, 2010 is hereby modified as follows:

(A)                              All references contained in the Note to the aggregate principal amount evidenced thereby as “Thirty Million and No/l00 Dollars” or “$30,000,000.00” are hereby deleted and replaced with references to “Forty Million and No/l00 Dollars” and/or “$40,000,000.00” (as applicable).

3.                                      General Credit Document Amendments. Each of the Credit Documents (including the Credit Agreement, the Notes, Pledge Agreement and Guaranty) is hereby further amended as follows (to the extent amendments set forth herein do not already address such matters):

(A)                              Each reference to any one or more of the Credit Documents (including the Credit Agreement) contained in the Credit Agreement or any of the other Credit Documents is deemed to refer to such documents as modified by this First Modification. In addition, this First Modification shall be deemed to be included as a “Credit Document” in any and all references to the “Credit Documents” contained in any of the Credit Documents existing as of the date hereof or which are executed following the date hereof. Furthermore, this First Modification shall be deemed to be included as a “Modification and Amendment” in any and all references to the “Modifications and Amendments” contained in any of the Credit Documents existing as of the date hereof or which are executed following the date hereof.

(B)                                All references contained in the Credit Documents to the aggregate principal amount evidenced by the Note(s) or the committed or maximum loan amount under the Credit Agreement as “Thirty Million and No/100 Dollars” and/or “$30,000,000.00” are hereby deleted and replaced with references to “Forty Million and No/l00 Dollars” and/or “$40,000,000.00” (as applicable).

4.                                      Reaffirmation of Credit Agreement and Guaranty. The Borrower, Guarantor and Pledgor hereby each repeal and reaffirm their respective continuing obligations to the Administrative Agent and the Lenders under the Credit Agreement, Guaranty and Pledge Agreement, respectively, and agree that the transactions contemplated by this Agreement shall not in any way affect the validity and enforceability of the Credit Agreement, Guaranty or Pledge Agreement, or reduce, impair or discharge their obligations thereunder.

5.                                      Reaffirmation of Representations. The Borrower hereby repeats and reaffirms all representations and warranties (as modified, supplemented or amended herein) made to the Administrative Agent and the Lenders in the Credit Documents to which it is a party on, and as of, the date hereof (or, if any representation and warranty expressly relates to an earlier date, on and as of such earlier date) with the same force and effect as if such representations and warranties were set forth in this First Modification in full.

6.                                      Supplemental Representations, Warranties and Covenants. As an inducement to the Administrative Agent and Lenders to enter into this First Modification, Borrower, Guarantor and each Pledgor represents, warrants, covenants and acknowledges (as applicable) as follows (it being acknowledged by all parties that each such representation, warranty, covenant and acknowledgment relates to material matters upon which Lenders have relied):

(A)                              There are no defenses, offsets or counterclaims or other claims, legal or equitable, available to Borrower, Guarantor, Pledgor or any other person or entity with respect to this First Modification, the Credit Documents, or any other instrument, document and/or agreement described herein or therein, as modified and amended hereby, or with respect to the obligation of Borrower to repay the Loan, as the case may be.

(B)                                Each of ,the Borrower, POC, Inland ISHC and Guarantor has the right and power and has obtained all authorizations necessary to execute and deliver this First Modification and to perform its respective obligations hereunder and under the Credit Agreement (as amended by this First Modification) and the other Credit Documents in accordance with their respective terms. This First Modification has been duly executed and delivered by duly authorized officers, managers, partners or directors (as applicable) of the Borrower, POC, Inland ISHC, and Guarantor. This First Modification and each of the Credit Documents (in each case as amended hereby, if applicable), is a legal, valid and binding obligation of the Borrower, POC, Inland ISHC and/or Guarantor (as applicable), enforceable against each party thereto in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations contained herein or therein may be limited by equitable principles generally.

(C)                                There is no action, suit, investigation or proceeding, pending or threatened, in any court or before any arbitrator or governmental authority, that has a reasonable probability of materially adversely affecting (during the term of the Loan) Borrower, Guarantor, any Pledgor, any Initial Advance Property or any transaction contemplated hereby or by the Credit Documents, or the ability of Borrower, Guarantor or any Pledgor to perform its obligations under this Agreement or the other Credit Documents as modified and amended hereby.

(D)                               Each of the Borrower, POC, Inland ISHC and Guarantor is duly organized and validly existing in its state of organization. The undersigned persons are duly authorized to execute and deliver, on behalf of the Borrower, POC, Inland ISHC and Guarantor, as applicable, this First Modification, the Credit Documents, and all other instruments, documents and agreements to be delivered hereunder or in connection with the Loan. None of the individual signatories are under any legal disability.

(E)                                 The execution and delivery by the Borrower, POC, Inland ISHC, and Guarantor of this First Modification and (as applicable) the performance by such parties of this First Modification and each of the Credit Documents (in each case as amended hereby, if applicable) in accordance with their respective terms, does not and will not, by the passage of time, the giving of notice or otherwise: (i) require any approvals from any governmental authority or violate any requirements of law relating to the Borrower, POC, Inland ISHC, or Guarantor; (ii) conflict with, result in a breach of or constitute a default under the organizational documents of the Borrower, POC, Inland ISHC, or Guarantor or any indenture, agreement or other instrument to which the Borrower, POC, Inland ISHC, or Guarantor is a party or by which it or any of its respective properties may be bound; or (iii) result in or require the creation or imposition of any lien upon or with respect to any property now owned or hereafter acquired by the Borrower, POC, Inland ISHC, or Guarantor, other than in favor of the Lenders.

(F)                                 No Default or Event of Default exists under the Credit Documents as of the date hereof and, as of the date hereof, all of the covenants, representations and warranties made by the Borrower, POC, Inland ISHC and/or Guarantor and contained in the Credit Documents are true and correct as of the date of this First Modification.

(G)                                The amendments to the Credit Agreement and other Credit Documents set forth in this First Modification are not intended as and do not constitute novations of any of the obligations reflected in the Credit Agreement or any of the other Credit Documents.

7.                                      Conditions Precedent. The effectiveness of this First Modification is subject to receipt by the Administrative Agent of each of the following, each in form and substance satisfactory to the Administrative Agent:

(A)                              a counterpart of this First Modification duly executed by the Borrower, Guarantor, POC, Inland ISHC, the Administrative Agent and the Lenders;

(B)                                payment by Borrower to the Administrative Agent of an extension/modification fee equal to $200,000.00 (50 basis points multiplied by the Maximum Loan Amount, as modified herein);

(C)                                payment by Borrower of (i) all outstanding fees and expenses of the Administrative Agent and the Administrative Agent’s counsel incurred in connection with the preparation, review or negotiation of this First Modification and all other amendments, restatements, supplements or negotiations related to the Credit Documents or the Loan and (ii) all other fees and expenses relating to the preparation, execution and delivery of this First Modification or otherwise related to the Credit Agreement or the Credit Documents which are due and payable on the date hereof pursuant to the terms of any Loan Document (including, without limitation, any costs incurred for appraisals, insurance, tax services, engineering, inspections, searches and recording and attorneys’ fees incurred in connection with the above);

(D)                               a current Certificate of Existence/Good Standing for each of the Borrower, Guarantor, POC, and Inland ISHC issued by the jurisdiction in which such entity is organized;

(E)                                 certificate of “no change” from Borrower, Guarantor, and each Pledgor certifying that each such party’s organizational documents have not been amended since August 30, 2010, or have not been amended except to the extent of such amendments as have been attached to such certificates as have been provided to Administrative Agent in writing;

(F)                                 original counterparts of resolutions from each of the Borrower, Guarantor and Pledgors authorizing the execution and delivery of this First Modification; and

(G)                                such other documents, instruments and agreements as the Administrative Agent may reasonably request.

8.                                      Default. The failure of the Borrower to perform any of its obligations under this First Modification or the material falsity of any representation or warranty made herein shall, at the option of the Administrative Agent and/or Lenders (as determined in accordance with the Credit Agreement) after expiration of any applicable cure period, constitute an Event of Default under the Credit Agreement and each of the Credit Documents.

9.                                      GOVERNING LAW. THIS FIRST MODIFICATION SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NORTH CAROLINA APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

10.                               Successors and Assigns. This First Modification shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No party shall transfer or assign any of their respective rights or obligations hereunder without the prior written consent of the Administrative Agent.

11.                               Effect/Execution of Future Documents. Except as expressly herein amended, the terms and conditions of the Credit Agreement and each of the other Credit Documents remain in full force and effect. The amendments and modifications contained herein shall be deemed to have prospective application only, unless otherwise specifically stated herein. If any provision of any of this First Modification or of any Credit Document, as amended hereby, is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions. The Borrower will execute such additional documents as are reasonably requested by the Administrative Agent to reflect the terms and conditions of this First Modification, and will cause to be delivered such additional certificates, legal opinions and other documents as are reasonably required by the Administrative Agent.

12.                               Expenses. The Borrower hereby agrees that all fees, expenses and costs incurred by the Administrative Agent (including, without limitation, fees, expenses and costs of Administrative Agent’s counsel) in negotiating, preparing, reviewing and granting the amendment set forth herein shall, to the extent not paid or invoiced as of the date hereof, be paid by it upon demand as fees, costs and expenses incurred in connection with the Credit Agreement.

13.                               Counterparts. This First Modification may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this First Modification to produce or account for more than one such counterpart for each of the parties hereto. Delivery by facsimile by any of the parties hereto of an executed counterpart of this First Modification shall be as effective as an original executed counterpart hereof and shall be deemed a representation that an original executed counterpart hereof will be delivered. Each counterpart hereof shall be deemed to be an original and shall be binding upon all parties, their successors and assigns.

14.                               Release. In consideration or the Loan modifications set forth in this First Modification, Borrower, Guarantor, POC and Inland ISHC each releases and holds harmless the Administrative Agent, each Lender and their respective officers, employees and agents, from and against any claim, action, suit, demand, cost expense or liability of any kind relating to the making of the Loan, the administration of it or any business communications and dealings among Borrower, POC, Inland ISHC, and/or Guarantor and the Administrative Agent or Lenders concerning the Loan through the date of execution hereof.

15.                               Final Agreement. This First Modification, together with those documents delivered in connection with Section 7 hereof, represents the final agreement between the parties and supersedes all previous negotiations, discussions and agreements, contemporaneous or subsequent, between the parties, and no parol evidence of any prior or other agreement shall be permitted to contradict or vary their terms. There are no promises, terms, conditions or obligations other than those contained in this First Modification. There are no unwritten oral agreements between the parties.

16.                               Binding Effect. This First Modification shall, upon satisfaction of the items set forth in Section 7 above, be effective as of the date set forth above. Thereafter, this First Modification shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, each Lender, each of the other parties to the Credit Documents and each of their respective successors and assigns.

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IN WITNESS WHEREOF, this First Modification of Credit Documents has been duly executed under seal as of the date and year first above written.

BORROWER:	INLAND REAL ESTATE INVESTMENT
CORPORATION, a Delaware corporation

	By	/s/ Catherine L. Lynch
	Name	Catherine L. Lynch
	Title	CFO

GUARANTOR:	INLAND PRIVATE CAPITAL CORPORATION, an
Illinois corporation

	By	/s/ Matthew D. Bigham
	Name	Matthew D. Bigham
	Title	Senior Vice President

PLEDGORS:	INLAND INVESTMENT STOCK HOLDING
CORPORATION, a Nevada corporation

	By	/s/ Catherine L. Lynch
	Name	Catherine L. Lynch
	Title	Treasurer

PARTNERSHIP OWNERSHIP CORPORATION, an
Illinois corporation

	By	/s/ Catherine L. Lynch
	Name	Catherine L. Lynch
	Title	Treasurer

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AGENT:	BANK OF AMERICA, N.A., as Administrative Agent for the Lenders

By
Name
	Title	President

LENDERS:	BANK OF AMERICA, N.A., as a Lender

By
Name
	Title	President

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